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                                                                 EXECUTION COPY



                                 LICENSE AGREEMENT



                                     BETWEEN



                                   LIPHA, S.A.



                                       AND



                                    DEY, L.P.








                                September 1, 1998


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                                TABLE OF CONTENTS

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                                                                            ----

1.  Definitions..............................................................  1

2.  Grant of License to Patent Rights........................................  3

3.  Licensee's Obligations...................................................  3

4.  Grant-back of Licensee Improvements......................................  3

5.  Confidentiality..........................................................  4

6.  Term.....................................................................  5

7.  Royalties................................................................  5

8.  Representations of Licensor..............................................  6

9.  Limitations on Licensee's Rights.........................................  6

10. Cooperation; Payment of Fees and Charges.................................  7

11. Infringement.............................................................  7

12. Books and Records........................................................  8

13. Licensor's Right to Monitor Product Quality; Insurance...................  8

14. Patent Notices...........................................................  9

15. Regulatory Compliance....................................................  9

16. Product Complaints.......................................................  9

17. Indemnification..........................................................  9

18. Governmental Laws and Regulations........................................ 10

19. No Partnership or Agency................................................. 11

20. Assignment and Sublicense................................................ 11


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21. Licensee's Rights Outside Scope of the Licenses.......................... 11

22. Termination.............................................................. 11

23. Effect of Termination or Expiration...................................... 12

24. No Waiver................................................................ 13

25. Notices.................................................................. 13

26. Section Headings......................................................... 14

27. Entire Agreement......................................................... 14

28. Counterparts............................................................. 14

29. Binding Effect........................................................... 14

30. Governing Law............................................................ 14

31. Injunctive Relief........................................................ 14


                                      -ii-

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                               LICENSE AGREEMENT

         AGREEMENT dated as of September 1, 1998 between LIPHA, S.A., a French Societe Anonyme, having offices at 37 rue St. Romain, Lyon, France (the "Licensor") and DEY, L.P., a Delaware Limited Partnership, having offices at 2751 Napa Valley Corporate Drive, Napa, California (the "Licensee") (the Licensor and the Licensee hereinafter to be collectively referred to as "the Parties" and singly as a "Party").

         WHEREAS, the Licensor holds certain Patent Rights (as such term is hereinafter defined) relating to a dry powder inhaler which may be used to deliver drugs to the bronchial tubes and lungs of humans;

         WHEREAS, the Licensee desires to acquire an exclusive license to use the Patent Rights in connection with the delivery of respiratory and-or broncho-pulmonary prescription drugs in humans; and

         WHEREAS, the Licensor is willing to license the Patent Rights to the Licensee for such use on the terms and conditions set forth herein;

                  NOW, THEREFORE, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

                  (a) "Affiliates" of a party shall mean any corporation or other business entity which is controlled by a Party. For purposes of this
Section 1(a), control shall mean direct or indirect ownership of more than 50% of the voting interest or income interest in a corporation or entity, or such other relationship as, in fact, constitutes actual control.

                  (b) "Approvals" shall mean any and all government approvals required by any government or regulatory authority necessary to permit the development, manufacture, marketing, promotion, distribution and/or sale of the Licensed Product in any country.

                  (c) "FDA" shall mean the United States Food and Drug Administration and any successor thereto.

                  (d) "Field" shall mean the use of the Licensed Product for the delivery of respiratory and/or broncho-pulmonary prescription drugs in humans.

                  (e) "Improvements" shall mean modifications, whether patented or unpatented, to the Licensed Product (as the term is hereinafter defined). Improvements to the Licensed Product made, developed or acquired by the Licensor shall be included within the definition of Licensed Product.

                  (f) "including" shall mean including without limitation.


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                  (g) "Licensed Product" shall mean a device, including any
variations of such device, known as a dry powder inhaler, the manufacture, use or sale of which is covered by the Patent Rights, which is used for dispensing doses of finely divided solid medicament to the bronchial tubes and lungs of humans for the treatment of disease (but does not include any substance that may be delivered by such device).

                  (h) "Licensed Technology" shall mean any and all proprietary information owned, developed or acquired by or licensed to the Licensor, or to which the Licensor has the right to grant licenses or sublicenses before or during the term of this Agreement and which may contribute to, or has contributed to, the development, manufacture, registration, marketing, sale or use of Licensed Product in the Field.

                  (i) "Licensee Improvements" shall mean Improvements made, developed or acquired by the Licensee during the term of this Agreement.

                  (j) "Licenses" shall mean the rights granted by the Licensor to the Licensee in Section 2 hereof.

                  (k) "Net Sales" shall mean the gross amount invoiced for all arm's length sales to third parties of any Licensed Product, including any substance to be delivered thereby, in the Territory by the Licensee and its Affiliates and sublicensees, less deductions for (i) trade, quantity, and cash discounts or rebates, credits, allowances, refunds and retroactive price reductions, including chargebacks; (ii) any tax or government charge (other than income tax) levied on the sale, transportation or delivery of the Product and borne by the seller thereof; (iii) any charges for freight, postage, shipping, import or export taxes, insurance or charges for returnable containers borne by the seller; and (iv) Medicare, Medicaid and other private or governmental sponsored rebates and administration fees.

                  (l) "Patent Rights" shall mean any and all rights under certificates of invention, patents, certificates of protection and all decrees, grants, concessions, licenses and contracts (and applications therefor) whereby any governmental authority confers any of the foregoing the exclusive right within any country in the Territory for any period of time to manufacture, sell or use a process, apparatus or article which relates to the sale or use of any Licensed Product. The Patent Rights owned by or licensed to the Licensor that are applicable to this Agreement shall include those identified in Exhibit "A" attached hereto and such other Patent Rights as the Licensor shall from time to time designate in writing to the Licensee in its sole discretion.

                  (m) "Term" is defined in Section 6 hereof.

                  (n) "Territory" shall mean the United States, Canada and Mexico and their respective territories and possessions.

                  (o) "Third Party" or "Third Parties" shall mean any party other than the Licensor or the Licensee or any affiliate of either the Licensor or the Licensee.


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         2. Grant of License to Patent Rights. The Licensor hereby grants to the
Licensee, and the Licensee hereby accepts, during the term of this Agreement and subject to the terms and conditions set forth below an exclusive right and license (with the right to sublicense others, subject to Section 20) to use the Patent Rights and Licensed Technology in the Territory to develop, manufacture, market, sell and have sold Licensed Product, with or without any substance to be delivered thereby, in the Field.

         3. Licensee's Obligations. It shall be the Licensee's obligation at its expense to develop Licensed Product, design and implement the production processes therefor, obtain and maintain all Approvals, including the conduct of all clinical trials, required for the manufacture, marketing and/or sale thereof in the Field in the Territory and to use reasonable commercial efforts to market and sell Licensed Product in the Field throughout the Territory during the Term. The Licensee shall not adopt, use or apply for registration of any trade name or mark with respect to Licensed Product, unless such name or mark has been approved by the Licensor, such approval not to be unreasonably withheld, and the Licensor agrees that the Licensee shall own such name or mark and the Licensor shall not object to the Licensee registering such name or mark in its own name, provided that such name or mark does not comprise, in whole or in part, any name or mark owned or used by the Licensor or that is confusingly similar to any name or mark owned or used by the Licensor prior to its use or the application for registration thereof by the Licensee.

         4. Grant-back of Licensee Improvements. (a) The Licensee shall promptly disclose in writing to the Licensor full details of any Licensee Improvements. Without limiting the generality of the foregoing, each Licensee Improvement shall be disclosed to the Licensor in writing no later than sixty (60) days prior to its being placed in public use or on sale or described in any printed publication or otherwise made public in any country by the Licensee. In furtherance of its disclosure obligations hereunder, the Licensee will from time to time forward to the Licensor and, at the Licensor's or such other licensee's cost, to such other licensees as the Licensor may designate, copies of such materials as the Licensee may prepare in the conduct of its business relating to the Licensed Product, including technical information in the form of drawings, program code, material lists and instructions. In consideration of the Licensor licensing the Patent Rights and the Licensed Technology hereunder, the Licensee hereby sells and assigns all its rights in any Licensee Improvements to the Licensor, which rights shall, however, be included within the Patent Rights and the Licensed Technology licensed hereunder.

                  (b) The Licensee shall use its best efforts to obtain the assignment to the Licensee from its employees, contractors, or other persons under its control of all rights in Licensee Improvements.

                  (c) Within 45 days after any disclosure by the Licensee to the Licensor given in writing pursuant to subsection (a) above, the Licensor shall notify the Licensee in writing whether or not the Licensor intends to file for patent protection on the Licensee Improvements which are disclosed, and shall specify the countries in which patent applications are to be filed. If and when requested by the Licensor, the Licensee shall use its best efforts to obtain for the


                                        3

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Licensor the right to file and prosecute applications for patent protection for such Licensee Improvements in such country or countries, at the expense of the Licensor and by an attorney selected by the Licensor. At the expense and request of the Licensor, the Licensee shall execute, acknowledge, and verify any and all such applications for patent protection, including divisional, continuation, continuation-in-part, and reissue applications, as applicable and to any and all things which may be necessary or useful to aid the Licensor in filing such application and procuring the issuance of patent protection on such applications to the Licensee and/or the Licensor. The Licensee shall assign or cause to be assigned to the Licensor any patent right owned or controlled by the Licensee which may be issued for any Licensee Improvements on applications filed and prosecuted at the expense of the Licensor.

                  (d) In any instance where the Licensee is a proprietor but not the sole beneficial owner of any Licensee Improvement or related patent rights to which subsections (a) or (b) above are applicable, it shall use reasonable efforts to obtain the consent of all Third Parties interested in such Licensee Improvements or related patent rights to enable the Licensee to implement its obligations as stipulated herein, but shall not be obligated to pay any consideration to obtain such consent.

                  (e) With respect to any Licensee Improvement that is patentable within the Territory, Licensee may demand in writing that Licensor make a patent application in a country within the Territory covering such Licensee Improvement. If the Licensor does not make such an application within one hundred eighty (180) days of receipt of such demand, Licensee shall be entitled to make a patent application in a country in the Territory in its own name, at its own cost, with respect to such Licensee Improvement.

                  (f) The Parties' obligations under this Section 4 shall terminate upon the end of the Term of this Agreement in every country in the Territory.

         5. Confidentiality. (a) The Licensee shall treat and maintain as confidential all Patent Rights and Licensed Technology licensed pursuant to this Agreement. The Licensee shall not disclose any aspect of such Patent Rights or Licensed Technology, whether evidenced by the Licensed Product, documents made available by the Licensor or generated by the Licensee, or otherwise, to any Third Party without the prior written consent of the Licensor; provided, that the Licensee shall have the right to disclose such Patent Rights and Licensed Technology to its officers, employees, sublicensees, customers, sales representatives, remarketers, suppliers, and other contractors, but only to the extent necessary for the conduct of its business and consistent with applicable laws and regulations.

                  (b) The Licensee shall instruct each of its officers, employees, customers, sales representatives, remarketers, suppliers and other contractors to whom Patent Rights or Licensed Technology may be disclosed hereunder not to divulge to any Third Party or use at any time or for any reason whatsoever any such Patent Rights or Licensed Technology except as authorized under this Agreement.


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                  (c) The Licensee shall be fully liable for any disclosure, directly or indirectly, of any aspects of the Patent Rights or the Licensed Technology by the Licensee or any of its officers, employees, sublicensees, customers, sales representatives, remarketers, suppliers or other contractors hereunder to any Third Party which is not authorized under this Agreement, it being no defense that the Licensee has exercised due care in hiring, supervising, or contracting with its officers, employees, customers, sales representatives, remarketers, suppliers and other contractors, as relevant.

                  (d) The undertaking in this Section 5 shall not apply to information that (i) is in the public domain at the time of its acquisition by the Licensee; (ii) through no fault of the Licensee, becomes generally available as information in the public domain; (iii) the Licensor makes publicly available as part of the process of obtaining a patent; or (iv) either Party is required to disclose by order or regulation of a governmental agency or court of competent jurisdiction, provided that the Party shall not make any such disclosure (other than a filing of information or materials with the U.S. Securities and Exchange Commission made with a request for confidential treatment for portions thereof for which such treatment may reasonably be expected to be granted, a similar filing of information or materials or with the National Association of Securities Dealers or a filing of information or materials pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, or amended, and the rules and regulations thereunder, as amended) without first notifying the other Party and allowing the other Party a reasonable opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure. The Licensee's obligations under this
Section 5 shall survive the termination or expiration of this Agreement for a period of five (5) years.

         6. Term. The term of this Agreement (the "Term") shall begin on the date hereof and (subject to Section 22 hereof) shall end as to each country in the Territory on the date of the last to expire of the Patent Rights necessary for the manufacture, use or sale of the Licensed Products in such country or on the date all of such Patent Rights are found by a final judgment of a court of competent jurisdiction not subject to appeal to be invalid. Following the expiration of the term of this Agreement in each such country, the Licensee shall have the royalty-free non-exclusive right and license to make, use and sell Licensed Product in the Field in such country.

         7. Royalties. (a) In consideration for the license of the Patent Rights and the Licensed Technology under this Agreement, the Licensee hereby agrees to pay the Licensor as follows:

                  (i) Five million U.S. dollars ($5,000,000.00) within thirty
         (30) days following the execution; and delivery hereof; and

                  (ii) A royalty during the term of this Agreement calculated as follows:

                           (A) on Net Sales by the Licensee or its Affiliates or
                  sublicensees during the Term up to a cumulative total of $75,000,000, one percent (1%) of Net Sales;


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                           (B) on Net Sales by the Licensee or its Affiliates or
                  sublicensees during the Term in excess of a cumulative total of $75,000,000 and up to a cumulative total of $125,000,000, two percent (2%) of Net Sales;

                           (C) on Net Sales by the Licensee or its Affiliates
                  or sublicensees during the Term in excess of a cumulative total of $125,000,000, three percent (3%) of Net Sales.

                  (b) All payments to be made to the Licensor pursuant to this Agreement shall be made via bank wire transfer to the bank account(s) and bank(s) as directed by the Licensor.

                  (c) All royalty payments due under Section 7(a) hereof with respect to Net Sales during each calendar quarter during the Term shall be paid no later than thirty (30) days following the close of such calendar quarter. Each such payment shall be accompanied by a statement showing the computation of the amount of Net Sales during such calendar quarter and the amount of royalties due on such Net Sales.

                  (d) The Licensee shall make all payments required under this Agreement in United States Dollars. The royalty payments due on the sale of Products outside the United States shall be translated at the rate of exchange at which United States Dollars are listed in The Wall Street Journal for the currency of the country in which the royalty is accrued for the last business day of the period in which such sales were made.

                  (e) If part or the entire amount of any payment payable by the Licensee to the Licensor pursuant to this Agreement shall be overdue for any reason, the Licensee shall pay to the Licensor interest on the overdue amount, accruing on a daily basis and payable immediately upon demand, at Citibank N.A. New York, New York's "base" rate.

         8. Representations of Licensor. The Licensor represents and warrants that: (i) ownership and title in and to the Patent Rights set forth at Exhibit A is either vested solely in the Licensor or licensed to the Licensor pursuant to valid licenses; (ii) the Licensor has all necessary right, power and authority to enter into this Agreement and to grant the Licenses; (iii) the Licensor has not entered into any agreement or commitment with any Third Party which would impair, interfere with or infringe upon the rights granted hereunder; (iv) to the best of the Licensor's knowledge, the use of the Patent Rights will not result in the infringement of any Third Party's patents; and (v) to the best of the Licensor's knowledge there are no claims or actions pending or threatened relating to the Patent Right or the rights granted hereunder. Except as expressly provided in this Section 8, the Licensor makes no representation or warranty with respect to the Patent Rights or the Licensed Technology or any application or use thereof made by the Licensee.

         9. Limitations on Licensee's Rights. The Licensee recognizes and acknowledges the ownership or other rights and validity of such rights which the Licensor may, now or in the future, have in the Patent Rights and shall, under no circumstance, use, except as contemplated by this Agreement, or infringe upon any Patent Rights owned by the Licensor in the Territory


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or in any other place in the world, nor induce anyone else to do so. Except to the extent specifically provided in Section 4 above, the Licensee shall not apply for the registration, either in its own name or in the name of the Licensor, of any rights as to any of the Patent Rights, either during the term of this Agreement or after its expiration or termination. The Licensee shall not, at any time whatsoever, raise or cause to be raised any objection to the validity of the Licensor's rights in or to the Patent Rights.

         10. Cooperation; Payment of Fees and Charges. (a) The Licensee agrees that both during the term of this Agreement and thereafter it will cooperate fully and in good faith with the Licensor and execute such documents as the Licensor may reasonably request for the purpose of securing and preserving the rights of the Licensor in and to the Licensor's Patent Rights.

                  (b) The Licensor agrees that during the term of this Agreement it shall directly pay or reimburse the Licensee for any and all filing fees, annuities, maintenance fees or equivalent governmental charges that may be due in the Territory with respect to the Patent Rights licensed hereunder, for the purpose of securing and preserving the rights of the Licensor thereto.

         11. Infringement. (a) The Licensee shall promptly notify the Licensor in writing of any infringement by any Third Party of the Patent Rights in the Territory which comes to the Licensee's attention. The Licensee's notification to the Licensor shall contain, if known by the Licensee, the name of the alleged infringer, identification of the subject Patent Right and the dates, places and circumstances of the alleged infringement. In the event that the Licensor determines that action should be taken against any such Third Party, the Licensor may take such action in its own name (or that of any licensor to the Licensor of rights which are the subject of the proposed action) and at its own expense or, where required by law, in the Licensee's name in which event the Licensor shall bear the cost of such action and shall be entitled to control the prosecution thereof. The Licensee agrees to cooperate fully with the Licensor to whatever extent is necessary to prosecute any such action.

                  (b) If the Licensor decides not to bring any such action, after having been requested in writing by the Licensee to do so, upon notice of at least thirty (30) days to the Licensor, then the Licensee will be entitled, at its own expense, to bring such action in its own name or, where required by law, in the Licensor's name (or the name of any licensor to the Licensor of rights which are the subject of the proposed action) and, where necessary, to defend, in the name of the party involved, any counterclaim brought by the opponent in such action. The Licensee will at all times keep the Licensor informed of all details arising in connection with any such action and the Licensor will at all times have the right to participate in any such action, at its own expense. Notwithstanding the foregoing, the Licensee will not be entitled to bring or continue any such action if, for valid reasons of policy, to be indicated by the Licensor to the Licensee in writing, the Licensor opposes the bringing or continuing of such action, provided that if the failure to bring or continue such action results, or is reasonably expected to result, in substantial damage to the business of the Licensee, the Parties shall negotiate in good faith a reasonable adjustment to the royalties set forth in Section 7 of this Agreement.


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                  (c) In the event that any action brought under this Section 11 results in any monetary recovery, such recovery shall belong to the party that brought such action and, if both parties have brought such action, any such recovery shall be shared equally or as the parties may otherwise agree.

         12. Books and Records. The Licensee agrees to keep accurate books of account and records covering all transactions relating to the licenses hereby granted, and the Licensor or its duly authorized representatives shall have the right during normal business hours to examine said books of account and records and all other documents and materials in the possession or under the control of the Licensee with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto for such purpose and for the purpose of making photocopies therefrom. All books of account and records shall be kept available by the Licensee for at least three (3) years after the calendar quarter or part thereof to which they relate.

         13. Licensor's Right to Monitor Product Quality; Insurance. In order to maintain the quality and safety of Licensed Product manufactured by the Licensee pursuant to this Agreement, the Licensee agrees as follows:

         (a) The Licensee agrees that at all reasonable times during the term of this Agreement the Licensor and its authorized representatives shall have access to and shall be entitled to visit for periods of reasonable duration and without charge to the Licensee all offices and facilities of the Licensee concerned or connected with the engineering, design, manufacture, assembly, and/or testing of Licensed Product for the purpose of consulting with the personnel at such facilities and inspecting the activities (including but not limited to sales, research, engineering, assembly, testing, design and manufacturing activities) related to Licensed Product. At such times, the Licensee shall provide the Licensor at Licensee's cost representative product samples of any Licensed Product being produced by the Licensee, including samples of the cartons and containers (including packing and wrapping material), in reasonable quantities.

         (b) The Licensee shall use its best efforts to develop, and to maintain and adhere to, satisfactory manufacturing quality control, and testing and safety testing and inspection capabilities, or cause such controls and capabilities to be maintained and adhered to by its contractors. The Licensee will assume all financial, service, warranty and other sales obligations and liabilities with respect to any Licensed Product manufactured by it.

         (c) The Licensee shall maintain with an issuer, on terms and in amounts acceptable to the Licensor all risks insurance, including property damage, and manufacturers' and product liability insurance, including personal injury, against defects or failure in design, production, installation, use or otherwise of any Licensed Product manufactured by it. The Licensee shall use its best efforts to name the Licensor and any licensor of the rights licensed hereunder to the Licensor as additional insureds in its insurance policies and to cause a certificate from an insurance company or a licensed insurance broker attesting to said coverage to be delivered to the Licensor and any such licensor of the Licensor before the sale of the first Licensed Product by the Licensee. Any policy with respect to the insurance referred to in this paragraph shall:


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                  (i) waive any right of the insurance carrier to claim any
         premium or commission or assert any counterclaim or set-off against the Licensor and any such licensor of the Licensor;

                  (ii) waive any right of subrogation of the insurance carrier against the Licensor and any such licensor of the Licensor; and

                  (iii) provide for at least thirty (30) days prior written notice by the insurer to the Licensor and any such licensor of the Licensor in the event of non-renewal, cancellation, expiration or material modification.

         14. Patent Notices. At the request of the Licensor, the statement that the Licensed Product is "manufactured under Patent Nos.________ under license from Lipha, S.A." showing the applicable patent numbers shall be affixed by the Licensee in clear and legible letters on each Licensed Product or on the container therefor or shall appear on an insert placed in the container therefor.

         15. Regulatory Compliance. The Licensee shall comply with all applicable legal and regulatory requirements, including those of the FDA and counterpart agencies within the Territory, in connection with the manufacture, marketing and/or sale of Licensed Product in the Territory by the Licensee or its Affiliates or sublicensees during the Term.

         16. Product Complaints. Each Party shall immediately inform the other of product, quality, health or safety related concerns or inquiries that raise potentially serious and unexpected quality, health or safety concerns; however, the Licensee shall, or shall require any sublicensees of any of its rights hereunder, to administer any inquiries or complaints relating to sales of Licensed Product in the Territory in accordance with applicable laws and regulations.

         17. Indemnification. (a) The Licensee agrees to indemnify and hold harmless the Licensor and each of its Affiliates and any corporation or other business entity with controls or is under common control with the Licensor to the extent permitted by applicable law against all actions, claims, costs, damages and expenses arising out of or based upon the breach of this Agreement by the Licensee or the manufacture, assembly, design, development, engineering, production, distribution, marketing, sale, use or export by the Licensee of Licensed Product or any derivatives thereof (including all actions, claims, costs, damages and expenses relating to any claim for product liability).

                  (b) The Licensor agrees to indemnify the Licensee and its Affiliates to the extent permitted by applicable law against all actions, claims, costs, demands and expenses to the extent such actions, claims, costs, demands or expenses arise out of, or are based upon a breach of the representations and warranties of the Licensor set forth in Section 8 hereof. Except as provided in the preceding sentence, in no event shall the Licensor be liable to the Licensee or to any Third Party, whether under contract, tort (including negligence), strict liability or any other theory of law, for loss of anticipated profits, loss by reason of plant shutdown, non-operation or increased expense of operation, claims of customers, cost of money,


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loss of use of capital or revenue, or for any special, incidental, direct, indirect or consequential loss or damage of any nature arising at any time or from any cause whatsoever.

                  (c) In the event of the occurrence of an event which either Party asserts constitutes an indemnifiable claim hereunder, such Party shall provide the indemnifying Party with prompt notice of such event and shall otherwise make available to the indemnifying Party all relevant information which is material to the claim and which is in the possession of or available to the indemnified Party. The indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of such claim, and to employ counsel to assist such indemnifying Party in connection with the handling of such claim, at the sole expense of the indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior written consent of the indemnifying Party (which shall not be unreasonably withheld or delayed) unless and until the indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days, to join in the defense, settlement, adjustment or compromise of the same. An indemnified Party's failure to give timely notice or to furnish the indemnifying Party with any relevant data and documents in connection with any claim for indemnification shall not constitute a defense (in part or in whole) to such claim, except and only to the extent that such failure shall result in any material prejudice to the indemnifying Party. If so desired by any indemnifying Party, such party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any such claim for indemnification, provided that such indemnifying Party shall obtain the prior written consent of the indemnified Party, which shall not be unreasonably withheld or delayed, before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such claim, if as a result thereof, or pursuant thereto, there would be imposed on the indemnified Party any liability or obligation not covered by the indemnification obligations of the indemnifying Party under this Agreement (including any injunctive relief or other remedy).

         18. Governmental Laws and Regulations. (a) The obligations of each party hereunder shall be subject to and in accordance with all applicable laws or governmental regulations of any applicable jurisdictions, including those of the FDA.

                  (b) In the event of any present or future governmental law, regulation or action forbidding performance of any of the obligations of either of the parties hereunder, or in the event of either Party's inability to obtain any present or future governmental action required for the performance of its obligations hereunder, such Party shall be excused from the performance of such obligations except for the obligations of confidentiality under Section 5, of cooperation under Section 10 and of indemnification under Section 17, and the Licensee's obligation to make payments under this Agreement, which obligations shall be unconditional.


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         19. No Partnership or Agency. This Agreement does not constitute a partnership and nothing herein is intended to constitute, nor shall anything herein be construed to constitute, the parties hereto as partners of each other. Nothing contained herein shall constitute either Party an agent of the other party, and neither Party shall have the power, authority or right to act on behalf of or bind the other Party or negotiate or conclude contracts on behalf of or in the name of the other Party or impose any liability or obligation to Third Parties upon the other Party.

         20. Assignment and Sublicense. (a) The Licensee shall not assign this Agreement without the prior written consent of the Licensor. The Licensor may assign Licensor's Patent Rights and any and all rights of the Licensor under this Agreement in whole or in part to anyone at any time, subject to the Licensee's rights hereunder.

                  (b) The Licensee shall not have the right to sublicense its rights hereunder without obtaining the Licensor's prior written consent, such consent not to be unreasonably withheld.

         21. Licensee's Rights Outside Scope of the Licenses. (a) If the Licensor proposes to use or license a third party to use the Patent Rights or Licensed Technology to manufacture or sell the Licensed Product or any derivation thereof in the Territory, but outside of the Field, Lipha shall offer to negotiate in good faith with the Licensee for the Licensee to manufacture all of the Licensor's or such licensee's requirements for such products for sale in the Territory. If the Licensee accepts such offer to negotiate with thirty (30) days of receipt thereof, the Parties shall negotiate such an agreement in good faith, provided that the Licensor shall not be obliged to consummate such an agreement if the terms and conditions of such an agreement are commercially materially worse for the Licensor or the third party licensee than if such product were to be manufactured by the Licensor or by such third party under license from the Licensor.

                  (b) If Licensor uses or licenses a third party to use the Patent Rights or Licensed Technology outside of the Territory or to develop, manufacture, market, sell or have sold products within the Territory, but outside of the Field, the Licensee shall not be obligated to provide assistance, know-how or any proprietary information owned, developed or acquired by or licensed to the Licensee in relation to such products or the manufacture thereof to the Licensor or such licensee, except as provided under Section 4 hereof and except as provided in any separate agreement with the Licensee for valuable consideration.

         22. Termination. (a) If the Licensee makes any assignment of its assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct its business, or if it is adjudged in any legal proceeding to be a voluntary or involuntary bankrupt, then the licenses hereby granted shall automatically cease and terminate, without any notice or action by the Licensor.

                  (b) If the Licensee shall violate its obligation to render royalty reports and pay the amounts due under Section 7 hereof, the Licensor shall have the right to terminate the licenses hereby granted upon thirty (30) days' notice in writing, and such notice of termination shall become effective unless the Licensee shall completely remedy the violation within thirty (30) days after such notice is duly given.

                  (c) If the Licensee shall violate any of its obligations under the terms of this Agreement, other than its obligation to render royalty reports and pay the amounts due under Section 7 hereof, the Licensor shall have the right to terminate the licenses hereby granted upon sixty (60) days' notice in writing, and such notice of termination shall become effective unless the Licensee shall completely remedy the violation within sixty (60) days after such notice is duly given and satisfy the Licensor that such violation has been remedied; provided, however, that in the event the violation giving rise to the Licensor's notice of termination is of such character that it cannot be completely remedied within such sixty (60) day period, then the Licensee shall have such reasonable further period to remedy the violation completely provided that the Licensee shall have commenced action within such initial sixty (60) day period to remedy such violation and shall diligently and continuously pursue thereafter its efforts to remedy the violation completely.

                  (d) If the Board of Directors of the Licensee determines in its reasonable business judgment that the manufacture and sale of Licensed Product in the Field is no longer profitable, the Licensee shall have the right on one hundred eighty (180) days notice to the Licensor to terminate the licenses granted hereby.

                  (e) If the Licensor shall violate any of its obligations under the terms of this Agreement, the Licensee shall have the right to terminate the licenses hereby granted upon sixty (60) days' notice in writing, and such notice of termination shall become effective unless the Licensor shall completely remedy the violation within sixty (60) days after such notice is duly given and satisfy the Licensee that such violation has been remedied; provided, however, that in the event the violation giving rise to the Licensee's notice of termination is of such character that it cannot be completely remedied within such sixty (60) day period, then the Licensor shall have such reasonable further period to remedy the violation completely provided that the Licensor shall have commenced action within such initial sixty (60) day period to remedy such violation and shall diligently and continuously pursue thereafter its efforts to remedy the violation completely.

         23. Effect of Termination or Expiration. (a) Termination of the licenses granted hereby under the provisions of Section 22 hereof shall be without prejudice to any rights which the parties may otherwise have against each other. Without limiting the generality of the foregoing, the provisions of Sections 5, 10, 17, 30, and 31 hereof shall survive termination of this Agreement. Upon any termination or expiration of the licenses granted hereby, notwithstanding anything to the contrary herein, all royalties in respect of sales theretofore made (or thereafter made pursuant to subsection (b) of this Section 23) shall continue to be due and payable.

                  (b) After termination, or expiration of the licenses granted hereunder, the Licensee may, within the Territory, dispose of Licensed Product and any other items manufactured using the Licensor's Patent Rights that are on hand or in process for a period of one hundred eighty (180) days after the effective date of termination or expiration, provided that royalties are paid and a royalty report furnished with respect to such 180-day period within thirty (30) days following the last day thereof. Notwithstanding the foregoing, in no event shall the Licensee continue to dispose of or distribute any materials manufactured using the Licensor's Patent Rights in the event of termination of this Agreement pursuant to Section 22(b) hereof.

         24. No Waiver. Any failure of any Party to comply with any of the obligations or agreements set forth in this Agreement or to fulfill any condition set forth herein may be waived only by a written instrument signed by the other party. No failure by any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver of such right, nor shall any single or partial exercise of any right hereunder by any party preclude any other or future exercise of that right or any other right hereunder by that party.

         25. Notices. All notices, requests or other communications required or permitted hereunder shall be deemed to have been duly given if in writing and delivered: by hand, when received, as evidenced by signed acknowledgment of receipt by the person to whom such notice shall have been addressed; by telefax, upon confirmed transmission; ten (10) days after mailing if mailed by registered or certified air mail with postage prepaid, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities; or two business days after proper dispatching, if sent by an internationally recognized overnight courier service; in each case addressed to the party to receive the same at such party's respective address set forth below, or at such other address as may from time to time be notified by such party to the other in accordance with this Section 25:

                  If to the Licensor:

                           LIPHA, S.A.
                           37 Rue St. Romain
                           69008 Lyon
                           France
                           Attention:  The President
                           Fax:     011 33 4 78 75 39 05

                  If to the Licensee:

                           DEY, L.P.
                           2751 Napa Valley Corporate Drive
                           Napa, California 94558
                           U.S.A.
                           Attention:  The President
                           Fax:     (707) 224-8918

In either case, a copy to:

                           Coudert Brothers

                           1114 Avenue of the Americas
                           New York, New York 10036
                           Attention:  Edwin S. Matthews, Jr., Esq.
                           Fax:     (212) 626-4120

         26. Section Headings. Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         27. Entire Agreement. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, and there are no other prior or contemporaneous agreements or understandings, written or oral, in effect between parties with respect to the subject matter hereof. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or their duly authorized representatives.

         28. Counterparts. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         29. Binding Effect. This Agreement and the provisions thereof shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

         30. Governing Law. The parties agree that the validity, construction, operation and effect of this Agreement shall be determined and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereunder.

         31. Injunctive Relief. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with the obligations imposed pursuant to Sections 5, 10(a) and 23 of this Agreement and that in the event of any such failure, the non-defaulting Party may be irreparably damaged and will not have an adequate remedy at law. The Parties shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations and, if any action should be brought in equity to enforce any such provision, the other Party shall not raise the defense that there is an adequate remedy at law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


WITNESS:                                  LIPHA, S.A.

/s/ Jean Noel Julliard                    By: /s/ Jean-Noel Treilles
---------------------------                   --------------------------
    Jean Noel Julliard                        Jean-Noel Treilles
    Director, Business and                    President
    Economic Affairs

WITNESS:                                  DEY, L.P.

                                          By DEY, INC., General Partner

/s/ Pamela R. Marrs                       By: /s/ Charles A. Rice
---------------------------                   --------------------------
    Pamela R. Marrs                           Charles A. Rice
    Executive Vice President                  Chief Executive Officer
    and CFO

                     EXHIBIT A TO LICENSE AGREEMENT BETWEEN

                           LIPHA, S.A. AND DEY., L.P.

                            DATED SEPTEMBER 1, 1998


                                 PATENT RIGHTS





9506 -- Device for administering single doses of a particulate material


                    Filing number       Date of filing      Publication number    Granted             Expiration
                    -------------      ----------------     ------------------  -------------       -------------

US                     96-663245       December 9, 1994         5769073         June 23, 1998       June 23, 2015
Canada                  2179202        December 9, 1994
Mexico                  949674         December 14, 1994



9507 -- Improvements in and relating to containers of particulate material


                    Filing number       Date of filing      Publication number    Granted             Expiration
                    -------------      ----------------     ------------------  -------------       -------------

US                     95-442676       May 17, 1995
Canada                  2190497        May 16, 1995
Mexico                  965602         May 16, 1995



9508 -- Device for administering single doses of a medicament


                    Filing number       Date of filing      Publication number    Granted             Expiration
                    -------------      ----------------     ------------------  -------------       -------------

US                     95-442674       May 17, 1995         5617971             April 8, 1997       May 17, 2017
Canada                  2190496        May 16, 1995
Mexico                  965598         May 16, 1995



9509 -- Charging dispenser with reduced volume doses of a powdered medicament


                    Filing number       Date of filing      Publication number    Granted             Expiration
                    -------------      ----------------     ------------------  -------------       -------------

US                     98-068645       November 14, 1996
Canada                  2237990        November 14, 1996
Mexico                 96-02794        November 14, 1996      97-18991

----------

*    No specific Mexican filing. Reference to PCT world filing.